Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	January 12, 2016 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FOURTH QUARTER
AND FISCAL 2015 OPERATING RESULTS

CLEVELAND, OH, January 12 Hickok Incorporated (OTC Pink: HICKA), a Cleveland based supplier of products and services for automotive, emissions testing,  locomotive, and aircraft industries, today reported operating results for the fourth quarter and the fiscal year ended September 30, 2015.

For the quarter ended September 30, 2015, the Company recorded net income of $315,311 or $.19 per share, compared with net income of $239,407 or $.15 per share, in the same period a year ago. Sales in the fourth quarter were $1,794,910, down 11% from $2,008,715 a year ago.

For the 2015 fiscal year the Company reported a net loss of $122,377 or $.07 per share, compared with net income of $8,376 or $.01 per share, in the same prior year period. Sales were $5,852,924, down 7% compared to $6,305,836 a year ago.

Robert L. Bauman, President and CEO, said, "Operating results for the fourth quarter were profitable but not sufficient to overcome losses earlier in the year because several OEM awards were received too late to complete within the fiscal year. There were also disappointments in our Indicator and Emissions product lines due to circumstances we believe will not reoccur going forward." He added, "We are still convinced the strategy we have been executing is working and we expect improved results in 2016."

Backlog at September 30, 2015 was $648,000, an increase of 20% from the backlog of $539,000 a year earlier. The increase was due primarily to increased orders for automotive diagnostic products orders to OEM's of approximately $122,000. In addition, orders for indicators and gauges increased by approximately $19,000, offset by a decrease of approximately $33,000 for non-emission aftermarket products.

At September 30, 2015, the Company had current assets of $3,486,491 (5.1 times current liabilities), and working capital of  $2,796,806. These compare to September 30, 2014 current assets of $3,314,781 (6.6 times current liabilities), and working capital of $2,809,348. At September 30, 2015 shareholder's equity was $2,637,190 or $1.61 per share.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2016, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement

	3 MONTHS		12 MONTHS
Period ended September 30	2015	2014	2015	2014
Net sales	$1,794,910	$2,008,715	$5,852,924	$6,305,836
Income (loss) before Income tax	315,311	239,407	(122,377)	8,376
Income (recovery of) taxes	-0-	-0-	-0-	-0-
Net income (loss)	315,311	239,407	(122,377)	8,376

Basic income (loss) per share	.19	.15	(.07)	.01
Diluted income (loss) per share	.19	.14	(.07)	.01

Weighted average shares outstanding	1,638,215	1,638,215	1,638,215	1,638,215